Exhibit 99.1

November 15, 2017	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Reports Third Quarter Fiscal 2017 Results

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the third quarter ended October 28, 2017.

Third Quarter Highlights

•	Comparable store sales were down 6.9 percent for the quarter and flat for October

•	Diluted loss per share was $0.31 compared to $0.24 in 2016

•	Average store inventories were 20 percent lower than last year’s third quarter

•	Borrowings were $29 million lower than last year’s third quarter

Net loss for the third quarter was $14.6 million or $0.31 per diluted share compared to net loss of $11.0 million or $0.24 per diluted share in 2016. For the first nine months of 2017, net loss was $23.9 million or $0.52 per diluted share compared to net income of $5.3 million or $0.11 per diluted share in the same period in 2016.

“We ended the quarter well with comparable store sales improving to flat for the month of October with slightly positive traffic. This is a reflection of the progress we have made on our sales-driving initiatives,” said Hunt Hawkins, Chief Executive Officer.

“Operating with lower inventory levels is resulting in better merchandise margins from increased regular-priced selling and lower markdowns. Now that we have moved past the disruptions of hurricanes Harvey and Irma, we expect the progress we are making with our business to be more apparent in the fourth quarter. As we continue to operate with lean inventories and reduced spending, our borrowings will be even lower by the end of the year.”

Sales

Total sales for the third quarter of 2017 decreased 4.7 percent to $285.4 million, while comparable store sales decreased 6.9 percent. Approximately one-third of the chain was directly impacted by closures or reduced hours as a result of hurricanes Harvey and Irma during the third quarter this year. For the first nine months of 2017, total sales decreased 4.2 percent to $933.8 million, while comparable store sales decreased 6.5 percent.

Gross Profit

Gross profit for the third quarter of 2017 was $68.3 million or 23.9 percent of sales compared to $72.7 million or 24.3 percent of sales in 2016. The gross profit rate was lower due to higher occupancy costs on lower sales volumes. The merchandise margin rate was higher due to reduced markdowns and better productivity.

Gross profit for the first nine months of 2017 was $228.5 million or 24.5 percent of sales compared to $271.0 million or 27.8 percent of sales in 2016. The lower gross profit rate for the first nine months reflects much higher markdowns during the first half of the year and to a lesser extent higher occupancy costs on lower sales. Due to first half results, we now anticipate our fiscal 2017 gross profit rate will be lower than the fiscal 2016 rate with the fourth quarter 2017 rate significantly higher than the fourth quarter last year.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses for the third quarter of 2017 were $92.2 million compared to $89.0 million in 2016. SG&A expenses for this year’s third quarter include several discrete drivers totaling $5.5 million that impact year-over-year quarterly comparisons. These include higher new store expenses, higher advertising expense to support our new campaign, consulting and severance costs related to the company’s cost reduction initiative and hurricane related expenses, net of insurance recoveries.

SG&A expenses for the first nine months of 2017 were $263.9 million compared to $259.3 million in 2016.

Balance Sheet

Inventories were $311 million at the end of the third quarter of 2017 compared to $384 million at the same time last year. Average inventories per store were down 20 percent to last year and will continue to be down substantially at the end of the year.

Borrowings under our credit facilities were $151 million at the end of the third quarter of 2017 compared to $180 million at the end of the third quarter last year. Unused availability at the end of the third quarter was $95 million.

Cash Flows

Cash provided by operating activities was $52.8 million for the first nine months of 2017 compared to $57.2 million for the first nine months of 2016. Capital expenditures totaled $17.2 million for the first nine months of 2017 compared to $35.0 million for the first nine months of 2016. For the full year, capital expenditures are now expected to be $20 million compared to $42 million in 2016.

Store Activity

We had 293 stores at the end of the third quarter compared to 290 at the end of the third quarter last year. We opened four new stores and closed three stores during the third quarter which completed our 2017 store plans.

Filing of Form 10-Q

Reported results are preliminary and not final until the filing of our Form 10-Q for the fiscal quarter ended October 28, 2017 with the Securities and Exchange Commission (SEC), and therefore remain subject to adjustment.

Conference Call

A conference call for investment analysts to discuss the Company’s third quarter 2017 results will be held at 4:30 p.m. ET on November 15, 2017. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through December 31, 2017.

Investor Presentation

Stein Mart’s third quarter 2017 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart, Inc. is a national specialty off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers will love every day both in stores and online. The Company currently operates 293 stores across 31 states. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation: consumer sensitivity to economic conditions, competition in the retail industry, changes in fashion trends and consumer preferences, ability to implement our strategic plans to sustain profitable growth, effectiveness of advertising and marketing, capital availability and debt levels, dividend impact on stock price, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, impacts of seasonality, increases in the cost of compensation and employee benefits, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Company’s filings with the SEC.

###

Stein Mart, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net sales	$285,395	$299,527	$933,766	$975,000
Cost of merchandise sold	217,126	226,816	705,273	703,958

Gross profit	68,269	72,711	228,493	271,042
Selling, general and administrative expenses	92,158	89,034	263,853	259,348

Operating (loss) income	(23,889)	(16,323)	(35,360)	11,694
Interest expense, net	1,156	949	3,437	2,798

(Loss) Income before income taxes	(25,045)	(17,272)	(38,797)	8,896
Income tax (benefit) expense	(10,429)	(6,262)	(14,888)	3,588

Net (loss) income	$(14,616)	$(11,010)	$(23,909)	$5,308

Net (loss) income per share:
Basic	$(0.31)	$(0.24)	$(0.52)	$0.12

Diluted	$(0.31)	$(0.24)	$(0.52)	$0.11

Weighted-average shares outstanding:
Basic	46,447	45,845	46,292	45,720

Diluted	46,447	45,845	46,292	46,599

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	October 28, 2017	January 28, 2017	October 29, 2016
ASSETS
Current assets:
Cash and cash equivalents	$13,230	$10,604	$13,968
Inventories	311,255	291,110	383,932
Prepaid expenses and other current assets	31,371	30,249	29,980

Total current assets	355,856	331,963	427,880
Property and equipment, net	159,006	165,542	172,771
Other assets	30,192	30,344	29,831

Total assets	$545,054	$527,849	$630,482

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$179,666	$114,419	$208,161
Current portion of debt	3,333	10,000	10,000
Accrued expenses and other current liabilities	78,595	72,772	77,076

Total current liabilities	261,594	197,191	295,237
Long-term debt	147,472	171,792	169,681
Deferred rent	41,592	41,774	42,266
Other liabilities	47,219	46,832	45,401

Total liabilities	497,877	457,589	552,585

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 47,867,630, 47,018,942 and 46,919,426 shares issued and outstanding, respectively	479	470	469
Additional paid-in capital	54,528	50,241	49,497
Retained (deficit) earnings	(7,552)	19,853	28,196
Accumulated other comprehensive loss	(278)	(304)	(265)

Total shareholders’ equity	47,177	70,260	77,897

Total liabilities and shareholders’ equity	$545,054	$527,849	$630,482

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	39 Weeks Ended October 28, 2017	39 Weeks Ended October 29, 2016
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(23,909)	$5,308
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	24,254	23,636
Share-based compensation	4,194	6,306
Store closing charges	97	25
Impairment of property and other assets	640	277
Loss on disposal of property and equipment	287	14
Deferred income taxes	1,900	520
Tax expense from equity issuances	—	(187)
Excess tax benefits from share-based compensation	—	(31)
Changes in assets and liabilities:
Inventories	(20,145)	(90,324)
Prepaid expenses and other current assets	(1,122)	(11,581)
Other assets	(820)	(831)
Accounts payable	65,298	102,469
Accrued expenses and other current liabilities	4,696	6,812
Other liabilities	(2,566)	14,764

Net cash provided by operating activities	52,804	57,177

Cash flows from investing activities:
Net acquisition of property and equipment	(17,168)	(35,026)
Proceeds from cancelled corporate owned life insurance policies	1,504	246

Net cash used in investing activities	(15,664)	(34,780)

Cash flows from financing activities:
Proceeds from borrowings	290,169	292,183
Repayments of debt	(321,187)	(302,683)
Cash dividends paid	(3,597)	(10,378)
Capital lease payments	(1)	—
Excess tax benefits from share-based compensation	—	31
Proceeds from exercise of stock options and other	328	1,715
Repurchase of common stock	(226)	(1,127)

Net cash used in financing activities	(34,514)	(20,259)

Net increase in cash and cash equivalents	2,626	2,138
Cash and cash equivalents at beginning of year	10,604	11,830

Cash and cash equivalents at end of period	$13,230	$13,968

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA:

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

The following table shows the Company’s reconciliation of Net Income to EBITDA and Adjusted EBITDA which are considered Non-GAAP financial measures. Adjusted EBITDA excludes non-cash items (impairment charges), significant non-recurring unusual items (such as legal settlements) and new stores investments (pre-opening costs).

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA

Unaudited (in thousands)

	39 Weeks	39 Weeks
	Ended	Ended
	Oct. 28, 2017	Oct. 29, 2016
Net (loss) income	($23,909)	$5,308
Add back amounts for computation of EBITDA:
Interest expense, net	3,437	2,798
Income tax (benefit) expense	(14,888)	3,588
Depreciation and amortization	24,254	23,636

EBITDA	(11,106)	35,330

Adjustments:
Severance, including stock-related compensation impacts (1)	205	1,440
Hurricane related expenses, net of insurance recoveries	855	—
Expense related to legal settlements	67	1,894
Non-cash impairment charges	640	277
New store pre-opening costs	2,163	3,546

Total adjustments	3,930	7,157

Adjusted EBITDA	($7,176)	$42,487

(1)	Stock compensation expense or income from forfeitures related to severance is included in this adjustment.